                                                                    EXHIBIT 2.2




                           ASSET PURCHASE AGREEMENT


                                   BETWEEN


                WIRELESS BROADCASTING SYSTEMS OF YAKIMA, INC.


                                 "PURCHASER"


                                     AND


                   MICROLINK TELEVISION OF WASHINGTON, INC.


                                   "SELLER"




                        DATED AS OF AUGUST ____, 1996

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this ____ day of August, 1996, between WIRELESS BROADCASTING SYSTEMS OF YAKIMA, INC., a Delaware corporation ("Purchaser") and MICROLINK TELEVISION OF WASHINGTON, INC., a Nevada corporation ("Seller").

     A. Seller owns or leases certain wireless cable channel rights in the Kennewick-Pasco-Richland area (Tri-Cities), Washington (the "Business").

     B. Purchaser desires to purchase from Seller certain of Seller's assets on and subject to the terms and conditions contained in this Agreement.

     C. Seller desires to sell to Purchaser certain of the Seller's assets on and subject to the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. At the Closing (as hereinafter defined), on and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the right, title, and interest of Seller in and to the following assets, properties, and rights of Seller, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature, other than Permitted Encumbrances (as hereinafter defined), as the same shall exist at the Closing Date (as hereinafter defined):

          (a) To the extent permitted under applicable law or regulation, the wireless cable channel rights for the Tri-Cities relating to or to be used in the Business including: authorizations issued by the Federal Communications Commission (the "FCC"), applications therefor, and all contracts or leases giving the Business the right to use wireless cable rights and authorizations owned by other entities, including the channel rights listed in SCHEDULE 1.1(A) attached hereto (collectively, the "Channel Rights");

              (b) The leases identified on SCHEDULE 1.1(A) attached hereto that include Seller's transmitter sites and other head-end space, together with all of Seller's right, title, and interest in the buildings, fixtures and improvements, including construction-in-progress, and appurtenances thereto, located on the real property subject to such real estate leases, and any
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and all assignable warranties of third parties with respect thereto (the "Site
Leases");

          (c) The equipment listed in SCHEDULE 1.1(B) and any and all assignable warranties of third parties with respect thereto (the "Equipment"); and

          (d) All existing data, data bases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, and papers in the possession of Seller and related to the Business; including without limitation, all manuals and printed instructions of Seller relating to the Acquired Assets (as hereinafter defined) and to the operation of the Business (the "Books and Records");

     All of the items described in this Section 1.1 to be purchased by Purchaser are hereinafter collectively referred to as the "Acquired Assets."

     For purposes of this Agreement, "Permitted Encumbrances" shall mean liens for taxes not yet due and payable (other than taxes arising out of the transactions contemplated by this Agreement).

                                   ARTICLE 2
                           ASSUMPTION OF LIABILITIES

     2.1 Assumption of Liabilities of Seller. Subject to Section 2.2 hereof, as of the Closing Date, Purchaser shall assume responsibility for the performance and satisfaction of the obligations and liabilities of Seller arising from and after the Closing Date, pursuant to the Channel Rights and Site Leases but excluding any obligations or liabilities arising from or relating to any breach or violation of the Channel Rights or the Site Leases by Seller or default under same by Seller. The obligations and liabilities of Seller specifically assumed pursuant to this Section 2.1 are hereinafter referred to as the "Assumed Liabilities."

     2.2 Excluded Liabilities of Seller. Purchaser shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, accrued or unaccrued, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets, except for the liabilities specifically described in Section 2.1 above.

                                   ARTICLE 3
                                 PURCHASE PRICE

     3.1 Purchase Price. The aggregate consideration to be paid to Seller for the sale, transfer, and conveyance of the Acquired Assets and the covenant not to compete set forth in Section 12.2 hereof (the "Purchase Price") shall be ONE MILLION SEVENTY-TWO THOUSAND DOLLARS ($1,072,000).





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     3.2  Payment of Purchase Price.  On the Closing Date, subject to the fulfillment of the conditions set forth herein, Purchaser shall pay the Purchase Price to Seller as follows:

          (a) Purchaser shall deposit Fifty Thousand Dollars ($50,000) in an Escrow Account (the "Escrow Account") to be held by the Escrow Agent as described in the Escrow Agreement in the form of that attached as EXHIBIT
     3.2 hereto (the "Escrow Agreement");

          (b) If Seller has not obtained the court order referenced in Section 8.16, then Purchaser shall deposit an additional $250,000 in the Escrow Account; and

          (c) Purchaser shall pay the balance of the Purchase Price, less the funds placed in the Escrow Account and as increased or decreased by the net proration amount pursuant to Section 11.2(c), by wire transfer in immediately available funds to an account designated in writing by Seller.

     3.3 Transfer Expenses. Seller shall pay any sales and use, transfer or recording, documentary, or other taxes or charges levied on the transfer of the Acquired Assets.

     3.4 Allocation of Purchase Price. The consideration paid for the covenant not to compete set forth in Section 12.2 hereof and for the Acquired Assets (which shall equal the Purchase Price) shall be allocated among the Acquired Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

                                   ARTICLE 4
                             PROCEDURE FOR CLOSING

     4.1 Time and Place of Closing. The closing for the purchase and sale contemplated by this Agreement (the "Closing") shall be held at Suite 325, 9250 East Costilla Avenue, Englewood, Colorado 80112, commencing at 10:00 a.m., local time, on the fifth business day following the date on which the FCC's unconditional grant of the Assignment Applications has become a Final Order (or, if later, the satisfaction or waiver of the last of the conditions precedent to closing set forth in Articles 8 and 9 hereof), but in no event (except as contemplated by clause (c) of Section 8.15 below) later than nine months from the date hereof, unless the parties shall otherwise agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."





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     4.2  Transactions at the Closing. At the Closing, each of the following items shall be delivered:

          (a) Seller shall deliver to Purchaser the following:

              (i) such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, vest in, and purchase all of Seller's right, title, and interests in and to the Acquired Assets, including without limitation, good and valid title in and to all of the Acquired Assets owned by Seller (subject only to Permitted Encumbrances), good and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller's rights under all Site Leases and Channel Rights; including the assignment to Purchaser of the BTA Authorization for Kennewick/Tri-Cities.

              (ii) a certificate of Seller with respect to the matters described in Sections 8.1, 8.2, 8.5, 8.10, and 8.14 hereof;

              (iii) a certificate of the Secretary of Seller with respect to the matters described in Sections 8.6 and 8.7 hereof;

              (iv)       copies of the consents and waivers described in
          Section 8.5 hereof;

              (v)   satisfactory evidence of the approvals described in
          Section 8.5 hereof;

              (vi) certificates of existence or certificates of good standing of Seller, as of a date within twenty (20) days prior to the Closing Date, from the States of Nevada and Washington;

              (vii)     the Escrow Agreement;

              (viii) unless the order referred to in Section 8.16 has been delivered, a surety bond or letter of credit in the amount of One Million Dollars ($1,000,000) issued by an insurance company, bonding company or financial institution reasonably satisfactory to Purchaser, securing Seller's indemnity obligations under Section 14.1(b) in accordance with procedures and upon such terms and conditions as are acceptable to Purchaser in its sole discretion.

              (ix) the written opinions of Seller's legal counsel for general matters, FCC matters and litigation matters, in form and substance reasonably





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          satisfactory to Purchaser; and

              (x) such other evidence of the performance by Seller of all covenants and the satisfaction by Seller of all conditions required by this Agreement to be performed or satisfied by Seller at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

     The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

          (b) Purchaser shall deliver to Seller the following:

              (i) a wire transfer in the amount equal to the Purchase Price, less any amounts placed in the Escrow Account at Closing, and as increased or decreased by the net proration amount pursuant to
          Section 11.2(c) in immediately available funds to an account designated in writing by Seller;

              (ii) an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, and reasonably satisfactory in form and substance to Seller and its counsel;

              (iii) a certificate of Purchaser with respect to the matters described in Sections 9.1, 9.2 and 9.5 hereof;

              (iv) a certificate of the Secretary of Purchaser with respect to the matters described in Sections 9.3 and 9.5 hereof;

              (v) certificates of existence or certificates of good standing of Purchaser, as of a date within twenty (20) days prior to the Closing Date, from the State of Delaware; and

              (vi) such other evidence of the performance by Purchaser of all covenants and satisfaction by Purchaser of all of the conditions required by this Agreement to be performed or satisfied by Purchaser at or before the Closing Date, as Seller or its counsel may reasonably require.

     The documents and certificates to be delivered to Seller hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel.

     4.3 Further Assurances. Seller from time to time after the Closing Date, at Purchaser's request, shall execute, acknowledge, and deliver to Purchaser such other





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instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                   ARTICLE 5
                    REPRESENTATION AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that:

     5.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and duly licensed or authorized to transact business in Washington as a foreign corporation.

     5.2 Authority. Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby, or respectively executed by it in connection herewith (collectively, this Agreement and such other agreements shall be referred to hereinafter as the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Acquisition Documents to which Seller is a party is the legal, valid, and binding obligation of Seller, enforceable against Seller, in accordance with its terms, except as enforceability may be limited by the Bloch Litigation as defined in
Section 5.6. Neither the execution and delivery by Seller of any of the Acquisition Documents to which it is a party nor the consummation by Seller of the transactions contemplated thereby will (i) violate the Articles of Incorporation or Bylaws of Seller (ii) violate any provisions of law or any order of any court or any governmental entity to which Seller is subject, or by which the Acquired Assets may be bound, (iii) conflict with, result in a breach of, or constitute a default under any indenture mortgage, lease, agreement, or other instrument to which Seller is a party or by which it or any of the Acquired Assets may be bound, or (iv) result in the creation of any lien, charge, or encumbrance upon any of the Acquired Assets.

     5.3  Channel Rights and Site Leases.

          (a) SCHEDULE 1.1(A) contains a true and correct list of all current licenses, permits, applications, rights, certificates, authorizations, and leases used or held for use in the Business. True and correct copies of each lease listed on SCHEDULE 1.1(A) and any amendments, extensions, and renewals thereof have been delivered to the Purchaser. Each Channel Right and Site Lease is in full force and effect and there is no existing default or event





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of default, real or claimed, or event which with notice or lapse of time or both would constitute or ripen into a default thereunder by Seller or its lessors. The assignment of any of the Channel Rights or Site Leases to Purchaser shall not cause a breach, default, or event of default thereunder except for those leases requiring consents.

     5.4  Equipment.

          (a) SCHEDULE 1.1(B) contains a true and correct list of all equipment used or held for use in the Business.

     5.5 Insurance. The Acquired Assets are insured under various policies of general liability and other forms of insurance, which policies are in adequate amounts. The type of insurance, carriers, coverage amounts and expiration dates are set forth in SCHEDULE 5.5. Seller has not been refused any insurance with respect to the Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. Except as set forth in SCHEDULE 5.5, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business or the Acquired Assets which require or recommend changes in the conduct of Business or the Acquired Assets which require or recommend changes in the conduct of Business, or require any repairs or other work to be done with respect to any of the Acquired Assets.

     5.6 Litigation. Except as listed and described on SCHEDULE 5.6, there are no arbitrations, grievances, actions, suits, or other proceedings pending or to the knowledge of Seller threatened against the Seller or Seller's parent or any of Seller's affiliates, or adversely affecting the Business or any of the Acquired Assets purported to be owned or used by Seller, at law or in equity or admiralty, nor is there any investigation pending or threatened, before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign related to the Business; provided, however, that Purchaser and Seller mutually acknowledge the existence of two civil actions against Cardiff Broadcasting (which may be consolidated for discovery or other purposes) captioned Lynne Berke, et al.,; Plaintiffs v. Harry I. "Sonny" Bloch, et al.,Defendants, and Leslie O'Keefe, et al., Plaintiffs v. Harry I. "Sonny" Bloch, et al., Defendants, pending in the United States District Court for the District of New Jersey, as cases nos. 94-5999 and 95- 6788 respectively, relative to assets that could include part of the Acquired Assets (collectively, the "Bloch Litigation"). Neither Seller, nor its parent, nor any of its affiliates is in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or the Acquired Assets purported to be owned or used by Seller.

     5.7 Brokers and Finders. Neither the Seller nor any affiliate of Seller has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement.





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


     5.8 Governmental Approval and Consents. Except as described on SCHEDULE 5.8, Seller has obtained Permits required for the lawful operation of the Business as presently conducted. SCHEDULE 5.8 contains a true and correct copy of each such Permit, including the Channel Rights. All such Permits and Channel Rights are in full force and effect, and all fees and charges therefor have been fully paid to date.

     5.9  Taxes.

          (a) Seller has timely filed, and as of the Closing Date will have timely filed, all federal and foreign income tax returns, and all state, county, and local income, franchise, property, sales, use, unemployment, and other tax returns in each state and jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all respects. Seller has paid, or by the Closing Date will have paid, all federal, state, county, and local income, franchise, property, sales, use and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to any period ended on or prior to the Closing Date whether shown as due on such returns or not, or is contesting in good faith such taxes and assessments, in which event Seller has disclosed the details of such contests on SCHEDULE 5.9(A).

          (b) SCHEDULE 5.9(B) provides a brief description of all pending federal and state tax disputes in which Seller is alleged to be liable or in which Seller is claiming a refund, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

          (c) No claim or investigations are pending or threatened by any state, local, or other jurisdiction alleging that Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not included in SCHEDULES 5.9(A) or 5.9(B) with respect to any taxes covered by Section 11.2 (a) nor has Seller received any notice or questionnaire form any such jurisdiction which suggests or asserts that Seller may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

     5.10 Compliance with Laws. Seller is not engaging in any activity or omitting to take any action with respect to the Business, or the Acquired Assets that is or creates a violation of any law, statute, ordinance, or regulation applicable to the Business, or the Acquired Assets, including without limitation laws applicable to zoning, environmental matters and employee benefit plans. Neither Seller nor any of the Acquired Assets is subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency. Seller possesses all Permits required for the operation of the Business as presently conducted and is in compliance with all applicable laws, regulations, and orders issued by any court or governmental or administrative body or agency. Seller has not





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at any time during the last five (5) years (i) made any unlawful contribution to any political candidate, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal, state or local governmental, regulatory or administrative officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     5.11 Governmental Approval and Consents. Except for consents contemplated by this Agreement in Section 8.5, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     5.12 Title to Acquired Assets. Seller has, and will have on the Closing date, good and marketable title to the Acquired Assets free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature other than Permitted Encumbrances. Without limiting the foregoing, the Acquired Assets are and will at all times thereafter be free and clear of any liens or encumbrances related to the Bloch Litigation and any judgment or motion or order that may be entered therein.

     5.13 Correctness of Representations. No representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all respects on and as of the Closing Date as though made on that date. True copies of all mortgages, indentures, notes, leases, agreements, plans, contracts, and other instruments listed on the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

     5.14 No Employees or Contractual Arrangements. Seller has no employees and has never had any. Seller is not party to any contracts that relate to the Business or the Acquired Assets except the Site Leases.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     6.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or





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

operated.

     6.2 Authority. Purchaser has full power and authority to enter into this Agreement and each of the other Acquisition Documents to which it is a party and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the other Acquisition Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each of the other Acquisition Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties are bound.

     6.3 Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser which would affect the consummation of the transactions contemplated hereby.

     6.4 Correctness of Representations. No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date, will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates shall be true and complete on and as of the Closing date as though made on that date.

     6.5  Brokers and Finders.   Neither Purchaser nor any affiliate of
Purchaser has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

     6.6 Governmental Approval and Consents. No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 7
                              COVENANTS OF SELLER





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     Seller covenants and agrees with Purchaser as follows:

     7.1 Conduct of Business Prior to Closing. From the date hereof to the Closing Date, and except to the extent that Purchaser shall have otherwise consented in advance in writing, Seller shall:

          (a) operate the Business substantially as previously operated;

          (b) except for the purchase of WNTJ-460 (H group) not purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be an Acquired Asset hereunder, and not sell or otherwise dispose of any real or personal property or asset that would have been an Acquired Asset hereunder.

          (c) maintain the Acquired Assets in their present order and condition, reasonable wear and use excepted, and deliver the Acquired Assets to Purchaser on the closing Date in such condition without encumbrances, waste or need of repair, and maintain all policies of insurance covering such Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

          (d) take all steps reasonably necessary to maintain the intangible assets of the Business;

          (e) pay all accounts payable of the Business in accordance with past practice and collect all accounts receivable in accordance with past practice;

          (f) comply with all laws applicable to the Acquired Assets and the conduct of the Business;

          (g) maintain the Books and Records of the Business in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all foreign, federal, state, and local tax returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by such taxing authorities; and

          (h) diligently and continuously defend the Bloch Litigations and keep Seller fully informed of events therein and provide Seller with copies of all pleadings and correspondence.

     7.2 Access and Information. From the date hereof to the Closing Date and during normal business hours, Seller shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, records, vendors and customers of Seller, and shall furnish such persons with all information (including financial and operating data) concerning the Business and the Acquired Assets as they reasonably may request. Seller shall use its best efforts to assist





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

Purchaser, its lenders, counsel, accountants, and other representative in their examination. Purchaser shall, and shall use its best efforts to cause its lenders counsel, accountants, and representatives to, hold in strict confidence all information so obtained from Seller.

     7.3 Notification of Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser in writing of any adverse change in the financial condition of the Business, any damage to or loss of any of the Acquired Assets or the threat of institution of legal, administrative, or other proceedings against Seller or the occurrence or existence of any unassented proceedings known to Seller.

     7.4 Other Transactions. Seller shall deal exclusively and in good faith with Purchaser with regard to the sale of the Acquired Assets to Purchaser and will not, and will direct its officers, directors, financial advisors, accountants, agents, and counsel not to (i) solicit submission of, or receive or entertain proposals or offers from any person other than Purchaser relating to any acquisition of the Acquired Assets, (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any other person regarding the Business other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person other than the Purchaser or, (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Seller or its respective representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform Purchaser and its counsel thereof.

     7.5 Consents. Seller shall obtain, at its sole cost and expense, prior to the Closing all consents, approvals and estoppels which are necessary or appropriate for the transfer or assignment of the Acquired Assets to Purchaser and the consummation of the transactions contemplated hereby. All such consents, approvals and estoppels shall be in writing and in form and substance reasonably satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing. Seller shall keep Purchaser informed of the status of obtaining such consents, approvals and estoppels on a regular basis. All Consents necessary to consummate the transactions contemplated hereby are listed on SCHEDULE 8.5.

     7.6 Supplemental Disclosure. Seller shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules.

     7.7 Conditions Precedent. Seller shall use its best efforts to satisfy the conditions enumerated in Article 8 hereof in a timely manner.

     7.8 Discharge of Liens and Encumbrances. All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Acquired Assets that are not Permitted Encumbrances shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination, and discharge shall be delivered to Purchaser at or prior to the Closing

                                   ARTICLE 8
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part by Purchaser:

     8.1 Certificate Regarding Schedules and Representations and Warranties. All information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by Seller in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of Seller made with the prior written consent of Purchaser), and Purchaser shall have received a certificate dated as of the Closing Date executed by an officer of Seller to such effect.

     8.2 Compliance by Seller. Seller shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement respectively to be performed by it on or prior to the Closing Date, including the delivery of all items required by Section 4.2(a), and Purchaser shall have received a certificate, date as of the Closing Date, executed by an authorized officer of Seller to such effect.

     8.3 No Injunction; Etc. No action, proceeding, investigation, regulation, or legislation shall be pending which seeks to enjoin, restrain, or prohibit Purchaser or Seller, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Acquired Assets.

     8.4 Operation in the Ordinary Course. Since the date hereof, Seller shall have operated the Business in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by Purchaser as evidenced by Purchaser's prior written consent).

    8.5 Consents; Authorizations; Approval of Legal Matters. Purchaser shall have received a true and correct copy of each consent and waiver that is required for the assignment of the Channel Rights, Site Leases, and other agreements and assets or otherwise required for the execution, delivery, and performance of this Agreement by Seller, including, without limitation, approval of the assignment by Seller to Purchaser of all licenses issued to Seller by the Federal Communications Commission with respect to the Business. All Consents necessary to consummate the transactions contemplated hereby are listed on
SCHEDULE 8.5. All Authorizations, orders, or approvals of any governmental commission, board, or other regulatory body, shall have been obtained. Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval.

     8.6 Incumbency. Purchaser shall have received a certificate of incumbency of the Seller executed by a Secretary or Assistant Secretary thereof listing the officers authorized to execute this Agreement and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein.

     8.7 Certified Resolutions. Purchaser shall have received a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors approving and authorizing each Acquisition Document and the transactions contemplated hereby and thereby and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     8.8 Release of Liens. Purchaser shall have received Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Purchaser) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel, which searches shall reflect the release or termination of liens, claims, security interest, or encumbrances against any of the Acquired Assets disclosed thereby that are not Permitted Encumbrances, and to the extent any such release or termination is not reflected of record, Purchaser shall have received evidence satisfactory to it, that all such liens and encumbrances against the Acquired Assets other than Permitted Encumbrances have been released or terminated prior to or at Closing.

     8.9 Accuracy of Schedules. Examination by Purchaser shall not have disclosed any material inaccuracy in the representations and warranties of Seller set forth in this Agreement or in the Schedules delivered to Purchaser pursuant hereto.

     8.10 No Adverse Change. There shall not have been any material adverse change in the Acquired Assets or the Business since the date hereof and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect.

     8.11 Instrument of Transfer. Seller shall have delivered to Purchaser such warranty deeds, bills of sale, motor vehicle titles, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any of the instruments reasonably deemed appropriate by counsel to Purchaser, all in form and substance reasonably satisfactory to counsel to Purchaser, to vest in Purchaser all of Seller's rights, title, and interest with respect to the Acquired Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature except for Permitted Encumbrances.

     8.12 Site Lease Certificates. Purchaser shall have received prior to Closing in form and substance reasonably satisfactory to Purchaser, Agreements of Estoppel, Consent and Waiver and Landlord's Consent to Lease Assignments for all the Site Leases.

     8.13 Proceedings. The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to Purchaser and its counsel.

     8.14 Condition of Acquired Assets. On the Closing Date, all of the Acquired Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof between the date hereof and the Closing Date or as expressly permitted by this Agreement, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect, provided, however, if on or prior to the Closing Date any of the Acquired Assets shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event, including the Bloch Litigation (whether or not similar to the foregoing) to an extent which, in the reasonable opinion of Purchaser, materially affects the value of the Acquired Assets, taken as a whole, Purchaser shall have the right (a) to terminate this Agreement and all of Purchaser's obligations hereunder without incurring any liability to Seller as a result of such termination; (b) to consummate the transactions provided for herein and be paid the full amount of all insurance proceeds, if any, paid or payable to Seller, in respect of such loss plus an amount equal to any deductible or co-insurance reserve applicable to such loss; or (c) to require Seller to replace such lost or damaged assets or to restore them to their original condition and to extend the Closing Date accordingly.
If under the circumstances described in the foregoing sentence, Purchaser shall elect to consummate the transactions provided for herein, Seller shall, on demand, pay to Purchaser the full amount of any insurance proceeds received by Seller in respect of any such loss, together with any deductible or co-insurance reserve applicable to such loss.

     8.15 Satisfactory Due Diligence. Purchaser shall in all respects be satisfied in its reasonable discretion with the results of its due diligence investigation of Seller and the Business.

     8.16 Bloch Litigation Order. A court order from the appropriate United States District Court identical in substance (and in form, to the extent practical) to the model attached hereto as EXHIBIT 8.16; provided, however, that if such an order has not been entered and delivered to Purchaser prior to the Closing, then (a) Seller shall comply with Sections 3.2(b) and 4.2(a)(viii), and (b) Seller shall furnish Purchaser with a letter from litigation counsel reasonably satisfactory to Purchaser, stating that such counsel has been paid an appropriate retainer and has been engaged by Seller to zealously represent Seller, Purchaser and the Acquired Assets, at Seller's sole cost and expense, with regard to the Bloch Litigation and any other litigation that may implicate Seller, Purchaser and/or the Acquired Assets.

     8.17 Jump-Off Joe Butte Leases. Seller shall have executed all agreements necessary or desirable (in Purchaser's reasonable judgment) for the operation of the wireless cable system at Jump-off Joe Butte, that are acceptable in form and substance to Purchaser and fully transferable to Purchaser, including lease agreements with the Department of Natural Resources and Palouse Paging, Inc. for the head-end site.

     8.18 B, D, and G Group ITFS Applications and MDS 2A Application. Seller shall have resolved to Purchaser's reasonable satisfaction the mutual exclusivity between ITFS applications that were filed for the Tri-Cities, on the B-group, D-group and G-group and resolve the Petition to Deny that was filed against the MDS Channel 2A Application (FCC File No. BMDP 960510JJ).

     8.19 Channel Modifications. Seller shall have filed uncontested modification and/or amendment applications for all Channel Rights, as described on SCHEDULE 1.1(A), to be used in the Business that are consistent in all material respects, including coordinates, tower heights, antenna heights, centerline heights, polarization, and power.

     8.20 FCC Approval. The FCC shall have unconditionally granted the Assignment Applications, and such grants shall have become Final Orders.

     8.21     Financial Statements.   Prior to Closing, Seller shall furnish
Purchaser with audited financial statements of Seller, Seller's principals, and Seller's parent.

     8.22 Exercise and Consummation of Purchase Option. Prior to Closing Seller shall have exercised its option to purchase WNTJ-460 (Group H), paid the necessary purchase price and consummated the transaction. Seller shall also cause the licenses of WNTJ-460 (Group H) to assign the license for such station directly to WBSY Licensing Corporation.

                                   ARTICLE 9
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller.

     9.1 Certificate Regarding Representations and Warranties. All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Purchaser in Article 6 hereof shall be true and correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser to such effect.

     9.2 Compliance by Purchaser. Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, including the delivery of all items required by Section 4.2(b), and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect.

     9.3 Certified Resolutions. Seller shall have received from Purchaser a certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing this Agreement and each of the other Acquisition Documents to which Purchaser is a party and each of the transactions contemplated thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     9.4 No Injunction; Etc. No action, proceeding, investigation, regulation, or legislation shall be pending which seeks to enjoin, restrain, or prohibit Seller, or to obtain substantial damages from Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

     9.5 Incumbency. Seller shall have received a certificate of incumbency of Purchaser executed by the President and attested by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute this Agreement and the other Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

     9.6  FCC Approval.  The FCC shall have granted the Assignment
Applications.

     9.7 Proceedings. The form and substance of all opinions, certificates, assignments, orders and other documents and instruments hereunder shall be satisfactory in all reasonable respects to Seller and its counsel.

                                   ARTICLE 10
                                FCC APPLICATIONS

     10.1     FCC Applications.

          (a) Within fourteen (14) days after the date hereof, Seller and Purchaser will join in and file with the FCC applications for FCC approval of the assignments of the Channel Rights to Purchaser or Purchaser's affiliate (the "Assignment Applications"). Both parties will use their best efforts to prosecute the Assignment Applications to a swift and favorable conclusion and to obtain any extensions that may be necessary or desirable to permit the consummation of the transactions hereby contemplated.

          (b) "Final Orders" means unconditional FCC Orders consenting to the assignments of the Channel Rights to Purchaser as to which the time for the filing of any request for administrative or judicial review, protest, request for stay, reconsideration by the FCC on its own motion, petition for rehearing or appeal of such order, shall have expired without any such filings having been made, or in the event of such filing, shall have been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto shall have expired.

          (c) If the FCC's unconditional grant of the Assignment Applications have not become Final Orders within nine months after the date hereof, either party may terminate this Agreement upon five days' written notice to the other; provided, however, that if the party desiring to terminate this Agreement is or has been in default hereunder or has been default in any manner which has delayed FCC action on the Assignment Applications, then such defaulting party may not terminate this Agreement under this Section 10.1. In the event of a termination of this Agreement pursuant to this Section 10.1, each party will be released from all liability under this Agreement.

                                   ARTICLE 11
                                MUTUAL COVENANTS

     11.1 Further Mutual Covenants. Purchaser, on the one hand, and Seller, on the other hand, shall each take all actions contemplated by this Agreement, and , subject to the right of a party to terminate this Agreement pursuant to Article 13 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Seller shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Articles 5 or 6 of this Agreement in any material respect inaccurate as of the Closing Date. Each party shall promptly notify the other party of any action, suit, or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

     11.2     Prorations.

          (a) Utility Charges, Rental Charges, Equipment Charges, Personal Property Taxes and Lease Payments (collectively, the "Proration Items") shall be prorated directly between Seller and Purchaser as provided in this Section 11.2.

          (b) For the purposes of this Section 11.2, the capitalized terms set forth below shall have the following meanings:

              (i) "Utility Charges" shall mean water, sewer, electricity, gas, and other utility charges, if any, applicable to the Site Leases;

              (ii) "Rental Charges" shall mean common area maintenance charges, merchant association dues, insurance reimbursement and rent charges payable or receivable and other payments or receipts applicable to the Site Leases;

              (iii) "Equipment Charges" shall mean rental charges payable or receivable and other payments or receipts applicable to the equipment of the Business;

              (iv) "Personal Property Taxes" shall mean ad valorem taxes imposed upon the Acquired Assets or the Equipment; and

              (vi) "Lease Payments" shall mean payments of rent or additional rent under the Site Leases and any other lease of real or personal property to be assigned to Purchaser hereunder.

          (c) On the Closing Date, all Proration Items (including amounts owed pursuant to transferable state licenses applicable to the Assets and transferred to Purchaser hereunder) which are not included in the Assumed Liabilities and which can be ascertained or reasonably prorated shall be apportioned according to generally accepted accounting principles to the Closing Date. All Proration Items which could not be ascertained or reasonably prorated on the Closing Date will be so apportioned (as of the Closing Date) within 45 days thereafter. Representatives of Seller and Purchaser will examine all relevant books and records as of the Closing Date in order to make the determination of the apportionments, which determinations shall be calculated in accordance with past practices. Payments in respect thereof shall be made to the appropriate party by check within (30) days after such determination, except that payments for Real Property Taxes and Personal Property Taxes shall initially be determined based on the previous year's taxes and shall later be adjusted to reflect the current year's taxes when the tax bills are finally rendered. The parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

          (d) In the event that either party (the "Payor") pays a Proration Item (other than if and to the extent included in the Assumed Liabilities) for which the other party (the "Payee") is obligated in whole or in part under this
Section 11.2, the Payor shall present to the Payee evidence of payment and a statement setting forth Payee's proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. In the event either party (the "Recipient") receives payments of a Proration Item to which the other party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

          (e) In the event there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Acquired Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

     11.3     Confidentiality.

     Neither Purchaser nor Seller shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form may be issued by Purchaser and Seller as promptly as is practicable after the execution of this Agreement, (ii) that Purchaser and Seller may continue such communications with their attorneys, employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Agreement, and (iii) as required by Law.

                                   ARTICLE 12
                              POST CLOSING MATTERS

     12.1     Maintenance of Books and Records.

          (a) Seller and Purchaser shall preserve until the third anniversary of the Closing Date all books and records related to the Acquired Assets or the Business possessed or to be possessed by such party relating to any of the assets, liabilities or business of Seller prior to the Closing Date. Seller shall give Purchaser written notice of any such books and records discovered by Seller that were not transferred to Purchaser. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party, its affiliates, officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

          (b) Purchaser shall fully cooperate with Seller, at no out-of-pocket cost to Purchaser, in the preparation and filing of all tax filings relating to the period ending prior to the Closing Date. Purchaser also shall make available to Seller such information as may be reasonably required by Seller in connection with audits or otherwise for the proper payment of taxes for which Seller is responsible.

     12.2 Covenants Not to Compete. Seller and Robert A. Janssen covenant and agree that, as consideration for the consummation of the transactions contemplated herein and for the payment to be made pursuant to Section 3 hereof, for a period of three (3) years commencing on the Closing Date within the Territory (as hereinafter defined), neither will (a) directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, which is engaged at any place in the Territory in a business substantially the same as the Business (a "Competing Business"), or (b) solicit or attempt to solicit to or for the benefit of any Competing Business the business or patronage of a customer of Purchaser that has been at any time during the three (3) year period prior to the Closing Date a customer of Seller. As used herein, the term "Territory" means a 100 mile radius from the transmitter site located at Latitude 460612, Longitude 1190745. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 12.2 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

                                   ARTICLE 13
                                  TERMINATION

     13.1     Termination.  This Agreement may be terminated:

          (a) by the mutual consent of all parties hereto;

          (b) by Purchaser if any condition in Article 8 becomes impossible of performance or has not been satisfied in full or waived by Purchaser in writing at or prior to the Closing Date;

          (c) by Seller if any condition in Article 9 becomes impossible of performance or has not been satisfied in full or waived by Seller in writing at or prior to the Closing Date.

     13.2 Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 13.1 hereof, this Agreement shall become void and have no effect without any liability on the part of any of the parties hereto or their directors, or officers or stockholders in respect of this Agreement, except that the parties shall each have available to them all remedies at law and at equity that they would otherwise have.

                                   ARTICLE 14
                                INDEMNIFICATION

     14.1     Indemnity by Seller.

          (a) All Matters Except Bloch Litigation.   Seller, together with its
parent, its affiliates, and its principals (including Robert A. Janssen personally) will indemnify and hold Purchaser and its directors, officers, employees, agents and affiliates harmless with respect to any and all claims, losses, obligations, liabilities, costs and expenses, including reasonable attorneys' fees, arising out of or resulting from (i) any breach of any of the covenants, representations and warranties of Seller under this Agreement, (ii) claims by third parties arising out of the ownership of the Acquired Assets prior to the Closing, or (iii) any liability or obligation not assumed by Purchaser pursuant hereto including but not limited to any environmental remediation.

     (b)  Bloch Litigation.

              (i) In the event that the Bloch Litigation results after Closing in a final judgment binding against Purchaser which requires the sale or transfer of all or any of the Acquired Assets to any party other than Purchaser (an "Adverse Bloch Litigation Decision"), then Seller will within ten business days of the Adverse Bloch Litigation Decision pay to Purchaser the greater of the following:

             a.   $1,500 per subscriber as of the date of the final judgment, or

             b. The Purchase Price plus reimbursement of any and all capital expenditures and ordinary business expenses made by Purchaser or its designee from the Closing through the final judgment.

              (ii) If an Adverse Bloch Litigation Decision, whether or not binding on Purchaser, occurs prior to Closing, then all money paid by Purchaser to Seller hereunder, including without limitation all deposits made into an escrow account or otherwise, shall be returned to Purchaser by Seller in full as Purchaser's sole and exclusive remedy and this Agreement shall be null and void.

              (iii) Seller agrees to assume full responsibility (financial and otherwise) for defending itself, its parent, Purchaser, and the Acquired Assets from and against any claim asserted in the Bloch Litigation and any claims arising therefrom. Further, Seller will indemnify and hold Purchaser and its directors, officers, employees, agent and affiliates harmless with respect to any and all claims, losses, obligations, liabilities, costs and expenses, including but not limited to reasonable attorneys' fees and fees to accountants, expert witnesses, court reporters and consultants, costs to produce documents or for time for any testimony of Purchaser or its employees, arising as a result out of or because of the Bloch Litigation, including any costs associated with dealing with any impairment to or encumbrances upon Purchaser's good and marketable title to the Acquired Assets. This indemnity (14.1(b)(iii)) shall be funded out of the escrowed funds which shall be replenished if need be pursuant to the Escrow Agreement.

     14.2     Indemnity by Purchaser.

     14.3     Third Party Claims.      In the event of third party claims, the
party seeking indemnification (the "Indemnified Party") will notify the other party (the "Indemnifying Party") in writing as soon as practicable but in no event later than fifteen (15) days after receipt of such claims. The Indemnified Party's failure to do so will not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim. The Indemnifying Party will promptly defend such claim by counsel to be mutually agreed upon by Seller and Purchaser and the Indemnified Party will cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). If the Indemnifying Party fails to defend the Indemnified Party, within five (5) business days of receiving notice, then the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Upon the assumption of the defense of such claim, the Indemnifying Party may settle, compromise or defend as it sees fit, provided, however, that anything in this Section 14.1 to the contrary notwithstanding:

           (a)  if there is a reasonable probability that a claim may materially





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

          and adversely affect the Indemnified Party, the Indemnified Party will have the right, at its own cost and expense, to defend, compromise or settle such claim against it.

              (b) if the facts giving rise to indemnification hereunder shall involve a possible claim by the Indemnified Party against a third party, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim.

              (c) the Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect to such claim.

     14.4     Survival of Representations.      Unless otherwise set forth
herein, all representations and warranties, covenants and agreements of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date indefinitely.

                                   ARTICLE 15
                               GENERAL PROVISIONS

     15.1 Fees and Expenses. Except as otherwise specifically provided in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall pay their respective fees and expenses in connection with the negotiation and Closing of this Agreement and the contemplated transactions.

     15.2 Notices. All notices, request, demands, and other communications hereunder shall be in writing and shall be delivered (a) in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, as follows:

          (a) If to Seller:

              Robert A. Janssen
              2101 Jimmy Durante Boulevard
              Suite 130
              Del Mar, California 92014
              Telecopier:    619-481-1642
          with a copy (which shall not constitute notice) to:

              Lance J.M. Steinhart
              Attorney at Law
              1100 Abernathy Road
              Suite 1112
              Atlanta, Georgia 30328
              Telecopier:    770-698-9202

          (b) If to Purchaser:

              Wireless Broadcasting Systems of Yakima, Inc.
              9250 East Costilla Avenue
              Suite 325
              Englewood, Colorado 80112
              Attention: Jennifer L. Richter
              Telecopier:    303-649-1196

          with a copy (which shall not constitute notice) to:

              James J. Clarke II
              Pedersen & Houpt
              161 North Clark Street
              Suite 3100
              Chicago, Illinois 60601
              Telecopier:    312-641-6895

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 15.2. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is receive d shall be the date of delivery.

     15.3 Assignment; Binding Effect. Except as provided in this Section 15.3, prior to the Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other; provided, however that Purchaser may assign any or all of its rights hereunder to any affiliate of Purchaser, but such assignment shall not relieve Purchaser of its obligations hereunder in the event such assignee shall fail timely to perform any of such obligations. From and after any such assignment, the word "Purchaser shall include assignee. This Agreement shall bind, and inure to the benefit of, the parties hereto and their permitted assignees.

     15.4 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 14 hereof, Indemnitee and its heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     15.5 Headings, Gender, "Person" and "Affiliate". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity, and any reference to an "affiliate," whether or not such term is capitalized, with respect to a person shall mean a person or entity that is controlled by, under common control with or controls such person.

     15.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

     15.7 Integration of Agreement. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

     15.8     Time of Essence.  Time is of the essence in this Agreement.

     15.9 Governing Law. This Agreement shall be construed under the laws of the State of Washington.

     15.10 Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or enforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     15.11 Public Announcements. Seller and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law.

     15.12    Default by Purchaser.    If Purchaser shall default in the
performance of its obligations under this Agreement or if, as a result of Purchaser's action or failure to act, the conditions precedent to Seller's obligation to close specified in Article 9 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Purchaser, to terminate this Agreement and as Seller's sole remedy under this Agreement to receive as liquidated damages the sum of Fifty Thousand Dollars ($50,000). Upon such payment Purchaser shall be discharged from all further liability under this Agreement.

     Seller and Purchaser have provided for liquidated damages as a remedy for Seller after having considered carefully the anticipated and actual harms and losses that would be incurred if Purchaser defaults and thus fails to perform its obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Seller will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event.

     15.13 Default by Seller. If Seller shall default in the performance of Seller's obligations under this Agreement, of if, as a result of Seller's action or failure to act, the conditions precedent to Purchaser's obligation to close specified in Article 8 are not satisfied and for such reason or reasons this Agreement is not consummated, and provided that Purchaser shall not then be in default in the performance of Purchaser's obligations hereunder, Purchaser shall be entitled, at Purchaser's sole option (i) to require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or (ii) by written notice to Seller, to terminate this Agreement, to receive the immediate return of the Deposit, and to pursue any other remedies Purchaser has at law or in equity or otherwise.

      Seller acknowledges that the Acquired Assets are unique and that Purchaser has no adequate remedy at law if Seller shall fail to perform any of their obligations hereunder, and Sellers therefore confirm and agree that Purchaser's right to specific performance is essential to protect the rights and interests of Purchaser. Accordingly, in addition to any other remedies which Purchaser may have hereunder or a law or in equity or otherwise, Seller hereby agrees that Purchaser shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Purchaser shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                             PURCHASER:

                             WIRELESS BROADCASTING SYSTEMS OF
                             YAKIMA, INC.


                             By:
                                 ---------------------------------------------
                                  Jennifer L. Richter,
                                  Vice President and General Counsel


                             SELLER:

                             MICROLINK TELEVISION OF WASHINGTON, INC.

                             By:
                                 ---------------------------------------------
                                  Robert A. Janssen, [Title]


                 UNDERTAKING AND GUARANTY BY ROBERT A. JANSSEN

     For good and valuable consideration and to induce Purchaser to enter into this Agreement, Robert A. Janssen, being the chairman, president and principal shareholder of Seller hereby:

     (a)  promises to be personally bound to the obligations set forth in
Section 12.2 above; and

     (b) personally guaranties the full and timely performance of all of Seller's obligations under this Agreement, both monetary and non- monetary.

     Mr. Janssen acknowledges that as a major shareholder of Seller he will receive a substantial benefit from Purchaser's performance of its obligations hereunder.


                                 ---------------------------------------------
                                  Robert A. Janssen